Strategic Partners Mutual Funds, Inc.
For the period ended 4/30/08
File number 811-08085


                          SUB-ITEM 77D
          Policies With Respect to Security Investment


               Strategic Partners Mutual Funds, Inc.
                  Jennison Equity Income Fund

                  Supplement dated March 27, 2008
                                to
                 Prospectus dated December 28, 2007
________________________________________________________

This supplement sets forth certain changes to the Prospectus of the Jennison Equity Income Fund (the Fund), dated December 28,
2007. The following should be read in conjunction with the Fund's
Prospectus and should be retained for future reference.

The Average Annual Returns table for the Fund, appearing on page 6 of the Prospectus, is hereby amended by adding the following row to the information pertaining to the performance of comparative indexes:


                            One Year   Five Years   Since Inception

Index % (reflects no deduction for fees, expenses or taxes)

Lipper Equity Income Funds   18.45        8.33          6.89
Category Average

The footnotes to the table are amended by deleting the footnote containing the description of the Funds in the Lipper Equity Income Funds Index, and by adding the following descriptions to the footnotes:

Notes to Average Annual Returns Table:
The Lipper Equity Income Index is an equal-weighted index that tracks the daily total return performance of the 30 largest funds that, by prospectus language and portfolio practice, seek relatively high current income and growth of income by investing at least 65% of their portfolio dividend-paying equity securities. These funds' gross or net yield must be at least 125% of the average gross or net yield of the U.S. diversified equity fund universe.

 The Lipper Equity Income Funds Category Average includes funds that, by prospectus language and portfolio practice, seek relatively high current income and growth of income by investing at least 65% of their portfolio in dividend-paying equity securities. These funds' gross or net yield must be at least 125% of the average gross or net yield of the U.S. diversified equity fund universe.